LEHMAN BROTHERS INCOME FUNDS

INVESTOR CLASS

DISTRIBUTION AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement are as follows:

Neuberger Berman Cash Reserves
Neuberger Berman Government Money Fund
Neuberger Berman High Income Bond Fund
Neuberger Berman Municipal Intermediate Bond Fund
Neuberger Berman Municipal Money Fund
Neuberger Berman New York Municipal Money Fund
Neuberger Berman Short Duration Bond Fund

Date: February 28, 2009